Exhibit 99.1

For Information:  Scott Lamb
Telephone:  (713) 267-3826
scott.lamb@kaiseral.com                                June 29, 1999


     KAISER ALUMINUM ANNOUNCES EXPECTED IMPACT OF CERTAIN NON-OPERATING
                 ADJUSTMENTS ON SECOND QUARTER 1999 RESULTS


          HOUSTON, Texas, June 29, 1999 -- Kaiser Aluminum Corporation (NYSE:KLU) said today that its financial results for the second quarter of 1999 will include a net pre-tax gain of approximately $13 million as a result of two significant non-operating items: a gain on the sale of its interest in a wheel joint venture and a non-cash charge for asbestos-related claims.

          As previously announced, in early April 1999 the company completed the sale of its 50% interest in AKW L.P., an aluminum wheel joint venture, to its partner, Accuride Corporation. The cash sale represents a continuation of the company's strategy to focus its resources and efforts in industry segments that are considered most attractive and in which it believes it is well positioned to capture value. The pre-tax gain on the sale will be approximately $51 million and will have an approximate $.42 impact on basic earnings per share. The pre-tax gain will be reflected in Other income (expense).

          The asbestos-related pre-tax charge, which is expected to be approximately $38 million or an approximate $.32 impact on basic earnings per share, results from a reassessment of existing reserves, net of expected insurance recoveries, based on recent cost and other trends experienced by Kaiser and other companies. This charge will also be reflected in Other income (expense).

          As the company has previously reported, Kaiser is a defendant in a number of lawsuits in which the plaintiffs allege that certain of their injuries were caused by, among other things, exposure to asbestos during, and as a result of their employment or association with Kaiser or exposure to products containing asbestos produced or sold by Kaiser. The lawsuits generally relate to products Kaiser has not sold for at least 20 years. The company has insurance coverage for a portion of its aggregate exposure to the settlement of asbestos claims.

         Kaiser Aluminum is a leading producer of alumina, primary aluminum, and fabricated aluminum products. MAXXAM Inc. (ASE:MXM) directly and indirectly holds approximately 63 percent of Kaiser.

          Company press releases may contain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.

                                   F-813